SHAREHOLDER LETTER Q2 2024

Q2 2024

Q2 2024 Results

	Q2
(in millions, except percentages)	2023	2024	YoY Change

Revenue	$84.8	$178.3	110%
Transaction Value [1]	$125.9	$321.8	156%

Gross Profit	$13.8	$31.7	130%
Contribution [1]	$16.5	$33.7	104%

Net (Loss) Income	$(20.0)	$4.4	n/m
Adjusted EBITDA [1]	$3.6	$18.7	422%

n/m - Not Meaningful
__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q2 2024

Executive Summary
We delivered record results in the second quarter. Transaction Value increased 156% year over year, reaching an all-time high of $321.8 million as our P&C insurance vertical more than tripled. We achieved Adjusted EBITDA of $18.7 million, up more than 400% year over year and our highest to date, underscoring the strong operating leverage in our business model.

The recovery in our P&C vertical gained significant momentum in the second quarter. Multiple carriers meaningfully increased their spending in our marketplaces, and we expect this trend to continue as additional carriers refocus on growth in light of improving underwriting profitability. We believe we will deliver outsized top-line performance in our P&C vertical, both in the near term as the market continues to recover, and over the long term as we continue to benefit from the secular trend of carriers shifting more of their business to online direct-to-consumer distribution.

In our Health insurance vertical, second quarter Transaction Value grew 9% year over year, in line with our expectations. For the full year, we expect our Health vertical to generate around 20% of Transaction Value, compared with 44% in 2023, as our business mix normalizes in connection with the rebound in our P&C vertical. We continue to cooperate with the FTC on its ongoing inquiry, and we are cautiously optimistic we will have closure sooner rather than later.

We continued to strengthen our balance sheet during the quarter as we generated $14 million of cash and paid down over $5 million of debt. We also drove significant operating leverage and converted a high percentage of Adjusted EBITDA to cash due to our minimal capital expenditure and working capital needs. Regarding near-term capital allocation, while we continue to prioritize reducing net debt, we regularly evaluate other opportunities to deploy capital to create long-term shareholder value.

Our results this quarter highlight the strength of our business model, long-term focus and solid execution. After an unprecedented downturn in auto insurance, market conditions have never been better. We are focused on helping our P&C carrier partners meet their customer acquisition objectives as they pivot to growth. More broadly, we believe the unmatched scale and transparency of our marketplaces will enable us to capture an increasing share of our large and growing addressable market. Above all, we are excited about the compelling opportunities to create significant shareholder value moving forward.

Q2 2024

Financial Discussion - Transaction Value and Revenue Metrics
Transaction Value increased 156% year over year to $321.8 million in Q2 2024, driven primarily by a 320% increase in the P&C vertical. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly migrate online.
Transaction Value from our P&C insurance vertical increased 320% year over year to $254.6 million, driven by significant year-over-year increases in marketing budgets and customer acquisition spending by our carrier partners as they refocus on growth in response to improving underwriting profitability.
Transaction Value from our Health insurance vertical increased 9% year over year to $55.3 million, due primarily to higher demand for calls and leads.
Transaction Value from our Life insurance vertical declined 6% year over year to $7.9 million.
Transaction Value from our Other vertical, which includes travel and consumer finance, declined 33% year over year to $4.1 million, driven primarily by continued weakness in our travel vertical.

Q2 2024

We generated $178.3 million of total revenue in Q2 2024, up 110% year over year, driven primarily by higher revenue from our P&C insurance vertical.

Revenue by Vertical
($ in millions)
$89
$33
$44
Q3'22
$124
$79
$35
Q4'22
$112
$46
$55
Q1'23
$85
$36
$39
Q2'23
$75
$34
$32
Q3'23
$117
$71
$38
Q4'23
$127
$47
$69
Q1'24
$178
$35
$134
Q2'24
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C insurance vertical increased 240% year over year to $134.4 million in Q2 2024, driven by increasing marketing budgets from multiple carrier partners due to the aforementioned focus on policies in force growth.
Revenue from our Health insurance vertical declined 2% year over year to $34.8 million in Q2 2024. Health revenue decreased while Transaction Value increased due to a higher percentage of transactions from our Private Marketplaces, where we recognize only our platform fee as revenue.
Revenue from our Life insurance vertical increased 11% year over year to $6.5 million in Q2 2024.
Revenue from our Other vertical, which consists of travel and consumer finance, declined 32% year over year to $2.6 million in Q2 2024, driven primarily by continued weakness in our travel vertical.

Q2 2024

Financial Discussion - Profitability
Gross profit was $31.7 million in Q2 2024, a year-over-year increase of 130%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $33.7 million in Q2 2024, a year-over-year increase of 104%. The year-over-year increase in Gross Profit and Contribution were driven primarily by the higher revenue. Contribution Margin was 18.9% in Q2 2024, compared with 19.5% in Q2 2023.
Net income was $4.4 million in Q2 2024, compared with a net loss of $20.0 million in Q2 2023. The increase was driven primarily by an increase in gross profit of $17.9 million, lower equity-based compensation expense of $5.9 million, and a one-time payment of $1.7 million from Prudential in connection with its wind down of Assurance IQ, which was a supply partner of ours.
Adjusted EBITDA was $18.7 million in Q2 2024, a year-over-year increase of 422%. Adjusted EBITDA margin was 10.5% in Q2 2024, compared with 4.2% in Q2 2023. The increase was driven primarily by higher gross profit as well as continued expense discipline.

Q2 2024

Financial Discussion - Q3 2024 Outlook 1

	Q3 2024
Transaction Value [2]	$415 million	-	$435 million
Y/Y Growth	281%		299%

Revenue	$240 million	-	$255 million
Y/Y Growth	222%		242%

Adjusted EBITDA [2]	$22.0 million	-	$24.0 million
Y/Y Growth	513%		569%
Our guidance for Q3 2024 reflects a continuation of the recent trends in customer acquisition spending that we have seen in our P&C insurance vertical. As a result, we expect Transaction Value in our P&C vertical to be 40% to 45% higher than Q2 2024 levels. We expect third quarter Transaction Value in our Health vertical to grow year over year at a rate similar to Q2 2024.

Transaction Value: For Q3 2024, we expect Transaction Value to be in the range of $415 million - $435 million, a year-over-year increase of 290% at the midpoint.
Revenue: For Q3 2024, we expect revenue to be in the range of $240 million - $255 million, a year-over-year increase of 232% at the midpoint.
Adjusted EBITDA: For Q3 2024, we expect Adjusted EBITDA to be between $22.0 million and $24.0 million, a year-over-year increase of 541% at the midpoint. We are projecting Contribution less Adjusted EBITDA to be flat to slightly up compared with Q2 2024 levels.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer
1 With respect to the Company’s projection of Adjusted EBITDA under “Financial Discussion – Q3 2024 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss) because the Company is unable to predict with reasonable certainty the reconciling items that may affect net income (loss) without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q2 2024

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is an operating metric not presented in accordance with GAAP, and is a driver of revenue based on the economic relationships we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, Transaction Value is equal to revenue recognized and revenue share payments to our supply partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Open Marketplace transactions	$171,504	$82,856	$293,933	$190,515
Percentage of total Transaction Value	53.3%	65.8%	54.3%	59.7%
Private Marketplace transactions	150,306	43,055	246,983	128,561
Percentage of total Transaction Value	46.7%	34.2%	45.7%	40.3%
Total Transaction Value	$321,810	$125,911	$540,916	$319,076
The following table presents Transaction Value by vertical for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Property & Casualty insurance	$254,576	$60,666	$390,070	$178,590
Percentage of total Transaction Value	79.1%	48.2%	72.1%	56.0%
Health insurance	55,278	50,828	124,365	110,240
Percentage of total Transaction Value	17.2%	40.4%	23.0%	34.5%
Life insurance	7,886	8,359	18,123	18,476
Percentage of total Transaction Value	2.5%	6.6%	3.4%	5.8%
Other	4,070	6,058	8,358	11,770
Percentage of total Transaction Value	1.2%	4.8%	1.5%	3.7%
Total Transaction Value	$321,810	$125,911	$540,916	$319,076

Q2 2024

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Revenue	$178,274	$84,772	$304,923	$196,402
Less cost of revenue	(146,589)	(71,006)	(249,558)	(164,268)
Gross profit	$31,685	$13,766	$55,365	$32,134
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	392	981	2,249	1,947
Salaries, wages, and related	659	907	1,567	1,954
Internet and hosting	126	130	257	280
Other expenses	166	162	369	334
Depreciation	5	10	10	21
Other services	631	566	1,459	1,281
Merchant-related fees	78	7	142	3
Contribution	$33,742	$16,529	$61,418	$37,954
Gross margin	17.8%	16.2%	18.2%	16.4%
Contribution Margin	18.9%	19.5%	20.1%	19.3%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models.

The following table presents the percentages of total Transaction Value generated from clicks, calls and leads for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Clicks	84.6%	70.2%	80.5%	75.4%
Calls	8.9%	17.5%	11.8%	14.7%
Leads	6.5%	12.3%	7.7%	9.9%

Q2 2024

Adjusted EBITDA
We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider to be useful to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
The following table reconciles Adjusted EBITDA with net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net income (loss)	$4,420	$(19,980)	$2,929	$(34,564)
Equity-based compensation expense	9,221	15,148	17,855	29,489
Interest expense	3,751	3,874	7,596	7,450
Income tax expense	130	150	157	228
Depreciation expense on property and equipment	65	92	126	188
Amortization of intangible assets	1,609	1,729	3,218	3,458
Transaction expenses(1)	559	254	1,217	548
Impairment of cost method investment	—	—	—	1,406
Contract settlement(2)	(1,725)	—	(1,725)	—
Changes in TRA related liability	—	—	—	6
Changes in Tax Indemnification Receivable	(1)	(14)	(2)	(28)
Settlement of federal and state income tax refunds	—	—	—	3
Legal expenses(3)	711	1,106	1,788	1,439
Reduction in force costs (4)	—	1,233	—	1,233
Adjusted EBITDA	$18,740	$3,592	$33,159	$10,856
(1)Transaction expenses consist of $0.6 million and $1.2 million of legal and accounting fees incurred by us for the three and six months ended June 30, 2024, respectively, in connection with resale registration statements filed with the SEC. For the three and six months ended June 30, 2023, transaction expenses consist of $0.3 million and $0.5 million of expenses, respectively, in connection with the amendment to the 2021 Credit Facilities, the tender offer filed by the Company's largest shareholder in May 2023, and a resale registration statement filed with the SEC.
(2)Contract settlement consists of $1.7 million of income for the three and six months ended June 30, 2024 recorded in connection with a one-time contract termination fee receivable from one of our partners in the Health vertical that ceased operations during the three months ended June 30, 2024.
(3)Legal expenses of $0.7 million and $1.8 million for the three and six months ended June 30, 2024, respectively, and $1.1 million and $1.4 million for the three and six months ended June 30, 2023, respectively, consist of legal fees incurred in connection with the civil investigative demand received from the Federal Trade Commission (FTC) in February 2023.
(4)Reduction in force costs for the three and six months ended June 30, 2023 consist of $1.2 million of severance benefits provided to the terminated employees in connection with the RIF Plan. Additionally, equity-based compensation expense includes $0.3 million of charges related to the RIF Plan for the three and six months ended June 30, 2023.

Q2 2024

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our belief that the recovery in our P&C vertical is gaining significant momentum; our expectation that the increase in spending by P&C carriers will continue; our belief that we will deliver outsized top-line performance in our P&C vertical, both in the near term as the market continues to recover, and over the long term as carriers shift more of their business to online direct-to-consumer distribution; our expectation that our Health vertical will represent around 20% of total Transaction Value for full year 2024; our optimism that the ongoing FTC investigation will be resolved sooner rather than later; our belief that we have compelling opportunities to create significant shareholder value moving forward; and our financial outlook for the third quarter of 2024. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 22, 2024 and the Forms 10-Q filed on May 2, 2024 and to be filed on or about August 1, 2024. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q2 2024